Exhibit 10.2
TRONOX INCORPORATED
DEFINED BENEFIT RESTORATION PLAN
(Effective March 30, 2006)

Tronox Incorporated
Defined Benefit Restoration Plan
ARTICLE I.
PURPOSE
     The purpose of this Plan is to provide benefits which are not payable to an Eligible Employee under the Defined Benefit Plan because of benefit limitations under the Code. The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder for credited amounts earned and vested after December 31, 2004, while credited amounts earned and vested prior to January 1, 2005 are not intended to be subject to the provisions of Code section 409A (the “Grandfathered Amounts”), to the fullest extent permitted by Code section 409A and official guidance, (2) to be an unfunded “excess benefit plan,” (within the meaning of Section 3(36) of ERISA to the extent the Plan provides benefits in excess of the limits imposed by Code Section 415, and (3) to be an unfunded plan providing “deferred compensation for a select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA) to the extent the Plan provides benefits in excess of other Code restrictions and/or limitations. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
ARTICLE II.
DEFINITIONS
     The masculine gender, where appearing in the Plan shall be deemed to include the feminine gender, the single may include the plural, and visa versa, unless the context clearly indicates to the contrary. Where capitalized words and phrases appear in this Plan, they shall have the respective meanings set forth below.
     2.1. Affiliate. Affiliate means:
            (a) Any corporation other than the Company (i.e., either a subsidiary corporation or an affiliated or associated corporation of the Company), which together with the Company is a member of a “controlled group” of corporations;
            (b) Any organization with which the Company is under “common control;”
            (c) Any organization which together with the Company is an “affiliated service group;”
            (d) A limited liability company wholly owned by the Company; or
            (e) Any foreign affiliate of the Company which is covered by an agreement under Section 3121(1) of the Code;
as those terms are used in Code Sections 406(a), 414(b), 414(c), and 414(m).
     2.2. Basic Defined Benefit Plan Benefit. The amount payable to the Participant under the Defined Benefit Plan after reduction to comply with the Limits of the Code.

     2.3. Beneficiary. The beneficiary of a deceased Participant’s Restored Defined Benefit Plan Benefits shall be the trust, person or persons on whose behalf benefits may be payable under the Defined Benefit Plan after the Participant’s death. Provided, if there is no Beneficiary, then any Restored Defined Benefit Plan Benefit shall be payable to the deceased Participant’s estate.
     2.4. Board of Directors. The duly elected and serving Board of Directors of Tronox Incorporated or any duly authorized committee of the Board of Directors.
     2.5. Change of Control. Change of Control shall mean any one of the following:
            (a) any person (“Person”) as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its securities); or
            (b) the consummation of any merger or other business combination of the Company, sale of 50% or more of the Company’s assets, liquidation or dissolution of the Company or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or
            (c) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board of Directors) or who has entered into an agreement to effect a Change of Control or expressed an intention to cause such a Change of Control); or
            (d) a majority of the members of the Board of Directors in office immediately prior to a proposed transaction determine by a written resolution that such proposed transaction, if taken, will be deemed a Change of Control and such proposed transaction is consummated.

     2.6. Code. The Internal Revenue Code of 1986, as amended from time to time and related IRS notices, rules and regulations.
     2.7. Committee. The persons appointed to administer this Plan in accordance with Article VII.
     2.8. Company. Tronox Incorporated, or any successor thereto.
     2.9. Defined Benefit Plan. Tronox Incorporated Retirement Plan or its successor plan.
     2.10. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
     2.11. Eligible Employee. Any employee of the Company or an Affiliate whose benefit under the Defined Benefit Plan is subject to the Limits of the Code.
     2.12. Grandfathered Amounts. Grandfathered Amounts mean amounts that were deferred under the Plan and earned and vested as of December 31, 2004. Grandfathered Amounts are subject to the distribution rules in effect prior to this amendment and restatement.
     2.13. Key Employee. Key Employee means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) of the Company. Key Employees shall be determined by the Committee in accordance with Code section 409A using a December 31 identification date.
     2.14. Limits of the Code. The limitations imposed under the Code, which shall include by example but not by limitation Sections 401(a)(17) and/or 415, on the amount of benefits which may be earned under the Defined Benefit Plan.
     2.15. Participant. An Eligible Employee who meets the requirements to participate in the Plan in accordance with the provisions of Article III hereof.
     2.16. Plan. Tronox Incorporated Defined Benefit Restoration Plan, as amended from time to time.
     2.17. Restored Defined Benefit Plan Benefit. A Participant’s benefit, if any, provided under Section 5.1 hereof attributable to the reduction in the Participant’s Defined Benefit Plan benefit based on the Limits of the Code.
     2.18. Separation from Service. Separation from Service or Separates from Service means a “separation from service” within the meaning of Code section 409A.
     2.19. Senior Executive Group. Participants designated by the Chairman of the Board of Directors prior to a Change of Control to be a member of the Senior Executive Group.
     2.20. Senior Executive Group Member. Senior Executive Group Member means a participant in the Senior Executive Group.

ARTICLE III.
ELIGIBILITY AND PARTICIPATION
     Any Eligible Employee whose benefit under the Defined Benefit Plan is subject to the Limits of the Code shall participate in this Plan.
ARTICLE IV.
PROVISIONS FOR BENEFITS
     Benefits provided by this Plan shall constitute general obligations of the Company and shall at all times be subject to the claims of the general creditors of the Company, in accordance with the terms hereof. No amounts in respect of such benefits shall be set aside or held in trust and no recipient of any benefit shall have any right to have the benefit paid out of any particular assets of the Company; provided, however, that nothing herein shall be construed to prevent a transfer of funds to a grantor trust for the purpose of paying benefits or any part thereof as directed by the Committee under this Plan. The amount payable shall not be in addition to any benefit payable under any supplement to this Plan.
ARTICLE V.
AMOUNT OF BENEFITS
     5.1 Restored Defined Benefit Plan Benefits. If the amount payable to a Participant from the Defined Benefit Plan is subject to the Limits of the Code, and any subsequent modifications thereto, the amount by which such benefit is so limited shall be provided for such Participant under this Plan. The amount payable shall not be in addition to any benefit payable under any supplement to this Plan. In calculating the amounts payable under this Plan, such calculation shall be made under the terms of the Defined Benefit Plan without the Limits of the Code.
     5.2 Restored Benefits. Regardless of whether a Participant’s Basic Defined Benefit Plan Benefit is subject to Limits of the Code, such Participant shall still be entitled to receive the excess of the Basic Defined Benefit Plan Benefit as provided under Section 8.4 over the amounts, if any, payable under the Defined Benefit Plan. Notwithstanding anything to the contrary, benefits payable under this Section shall be deemed to constitute Restored Defined Benefit Plan Benefits.
     5.3 Payment to Beneficiary. In the event any benefit payable upon Participant’s death to a Beneficiary under the Defined Benefit Plan prior to commencement of the Basic Defined Benefit Plan Benefit thereunder is subject to the Limits of the Code, the amount by which such benefit is so limited shall be payable to the Participant’s Beneficiary pursuant to the terms and conditions of Section 6.2 herein.
     5.4 Supplement to the Plan. The Supplement which is attached hereto shall be a part of this Plan for all purposes, and, unless specifically stated to the contrary in the applicable Supplement, the terms of the Plan shall control and provide the basis for administration of the Supplement.

     5.5 Vesting. Participants shall at all times be fully vested in their benefits under the Plan.
ARTICLE VI.
PAYMENT OF BENEFITS
     6.1 Payment of Grandfathered Amounts. Notwithstanding anything herein to the contrary, the distribution of the Grandfathered Amounts shall be made in accordance with the terms of the Kerr-McGee Corporation Benefits Restoration Plan as in effect on December 31, 2004, which are summarized in this Section 6.1. Payment of the Restored Defined Benefit Plan Benefit shall be made all at one time (in the form of a single lump-sum payment) as of the date of retirement. The lump-sum payment shall be defined as the pre-federal and state income tax amount necessary to purchase an annuity (from a company with a rating of AA+ or better by a recognized rating agency selected by the Committee) for the Eligible Employee at the time of retirement. Such annuity would provide the Eligible Employee a monthly amount which is equivalent to the amount, after considering federal and state income taxes, that the Eligible Employee is entitled to receive on a monthly basis from the Plan. For example, if an Eligible Employee is entitled to receive monthly Plan payments of $8,333 ($100,000 annually), the lump-sum payment would be equal to the Eligible Employee’s pre-federal and state income tax cost of an annuity which would provide the Eligible Employee (after deducting federal and state income taxes) $5,083 monthly (i.e., $8,333 less federal and state income taxes of $3,250, assuming a 39 percent effective tax rate). Any actuarial adjustment to a Restored Defined Benefit Plan Benefit hereunder shall be computed using the same actuarial assumptions used on the corresponding Basic Defined Benefit Plan Benefit.
     6.2 Payment of Benefits Subiect to Code Section 409A. Payment of the Restored Defined Benefit Plan Benefit (other than Grandfathered Amounts) shall be made to the Participant, or in the event of his death, his Beneficiary, all at one time (in the form of a single lump-sum payment) 60 days following the Participant’s Separation from Service. The lump-sum payment shall be defined as the pre-federal and state income tax amount necessary to purchase an annuity (from a company with a rating of AA+ or better by a recognized rating agency selected by the Committee) for the Eligible Employee at the time of retirement. Such annuity would provide the Eligible Employee a monthly amount which is equivalent to the amount, after considering federal and state income taxes, that the Eligible Employee is entitled to receive on a monthly basis from the Plan. For example, if an Eligible Employee is entitled to receive monthly Plan payments of $8,333 ($100,000 annually), the lamp-sum payment would be equal to the Eligible Employee’s pre-federal and state income tax cost of an annuity which would provide the Eligible Employee (after deducting federal and state income taxes) $5,083 monthly (i.e., $8,333 less federal and state income taxes of $3,250, assuming a 39 percent effective tax rate). Any actuarial adjustment to a Restored Defined Benefit Plan Benefit hereunder shall be computed using the same actuarial assumptions used on the corresponding Basic Defined Benefit Plan Benefit.
     6.3 Six-Month Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). If applicable, any amounts payable to the Participant during such six (6) month period shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service. Interest shall accrue on such amounts during such six month period based upon the 1-Year Treasury Bill rates. The determination of the applicable rate shall be updated on an annual basis as of January 1 of each year.
ARTICLE VII.
ADMINISTRATION
     7.1 Administration by Committee. The Tronox Incorporated Benefits Committee shall, unless otherwise determined by the Board of Directors, administer this Plan. The Committee shall be the “plan administrator” with respect to the Plan.
     7.2 Rules of Conduct. The Committee shall adopt such rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.
     7.3 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more if its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. The Company shall pay all expenses of the Committee.
     7.4 Records of Administration. The Committee shall keep records reflecting the administration of this Plan which shall be subject to audit by the Company.
     7.5 _Expenses. The expenses of administering the Plan shall be borne by the Company.
     7.6 Indemnification. The officers and directors of the Company, members of the Committee, and any employees of the Company who administer the Plan (including in-house counsel who interprets the Plan) shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement with the Company’s written approval or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s fraud or willful misconduct.
     7.7 Liability. No member of the Board of Directors or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Company or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.
     7.8 Claims Review Procedures.
             (a) Filing a Claim. A Participant (or an authorized representative) may file a claim for benefits under the Plan by filing a written claim, identified as a claim for benefits, with the Committee. In addition, the Committee may treat any writing or other communication received by it as a claim for benefits, even if the writing or communication is not identified as a claim for benefits.
             (b) Acknowledgement of Receipt of Claim. The Committee will send the claimant a letter acknowledging the receipt of any communication that it treats as a claim for benefits. If the claimant fails to receive such an acknowledgement within 60 days after making a claim, the claimant should contact the Committee to determine whether the claim has been received and identified as a claim for benefits.
             (c) Approval of Claim. A claim is considered approved only if its approval is communicated in writing to a claimant. If a claimant does not receive a response to a claim for benefits within the applicable time period, the claimant may proceed with an appeal under the procedures described in Section 7.8(e).
             (d) Denial of Claim. If a claim is denied in whole or in part, the Committee will notify the claimant of its decision by written notice, in a manner calculated to be understood by the claimant.
(1)	Timing of Notice. The notice of denial must be given within 90 days after the claim is received by the Committee. If special circumstances (such as a hearing) require a longer period, the claimant will be notified in writing, before the expiration of the 90-day period, of the expected decision date and the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after expiration of the initial 90-day period.

(2)	Content of Notice. The notice will set forth:
i.	the specific reasons for the denial of the claim;

ii.	a reference to specific provisions of the Plan on which the denial is based;

iii.	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

iv.	an explanation of the procedure for review of the denied or partially denied claim, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
             (e) Request for Review of Denial. Upon denial of a claim in whole or in part, a claimant (or his authorized representative) has the right to submit a written request to the Committee for a full and fair review of the denied claim, and upon request and free of charge, to reasonable access and copies of all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing.

(1)	Scope of Review. The review takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(2)	Timing of Request for Review. A request for review of a claim must be submitted within 60 days of receipt by the claimant of written notice of the denial of the claim (or, if the claimant has not received a response to the initial claim, within 150 days of the filing of the initial claim). If the claimant fails to file a request for review within 60 days of the denial notification, the claim is deemed abandoned and the claimant precluded from reasserting it.

(3)	Contents of Request for Review. If the claimant files a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
             (f) Denial Upon Review.
(1)	Timing of Denial Notice. The Committee must render its decision on the review of the claim no more than 60 days after the Committee’s receipt of the request for review, except that this period may be extended for an additional 60 days if the Committee determines that special circumstances (such as a hearing) require such extension. If an extension of time is required, written notice of the expected decision date and the reasons for the extension will be furnished to the claimant before the end of the initial 60-day period.

(2)	Contents of Denial. If the Committee issues a negative decision, it provides a prompt written decision setting forth:
i.	the specific reason or reasons for the adverse determination;

ii.	a reference to specific Plan provisions on which the adverse determination was made;

iii.	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

iv.	a statement describing any voluntary appeal procedures offered by the plan and the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring an action under ERISA section 502(a).
(3)	Authority of Committee. To the extent of its responsibility to review the denial of benefit claims, the Committee has full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Committee is final and binding upon any and all claimants and any person making a claim through or under them.
             (g) Limits on Right to Judicial Review. A claimant must follow the claims procedures described by this Section before taking action in any other forum regarding a claim for benefits under the Plan. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits under these claims procedures. The one-year statute of limitations on suits for benefits applies in any forum where a claimant initiates such suit or legal action. If a civil action is not filed within this period, the claimant’s benefit claim is deemed permanently waived and abandoned.
             (h) Other Claims. Any other claims that arise under or in connection with the Plan, even though not claims for benefits, must be filed with the Committee and are considered in accordance with these claims and appeals procedures.
     7.9 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7.8 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 7.8. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue though the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. This Section shall have no application following a Change of Control as to a claim which is first asserted or first denied after the Change of Control and, as to such a claim, the de novo standard of judicial review shall apply.
     7.10 Effect of Committee Action. The Plan shall be interpreted by the Committee in accordance with the terms of the Plan and their intended meanings. However, the Committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate in its sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors’ approval, may amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan. This Section shall not apply to Committee actions or interpretations which take place or are made following a Change of Control.
     7.11 Effect of Mistake. If, in the sole opinion of the Committee, a material mistake or misstatement as to the eligibility of a Participant or the amount of benefit payments made or to be made to or with respect to a Participant occurs, the Committee shall, if possible, cause an adjustment to be made so as to correct such mistake and provide the correct amount of payments with respect to such Participant.
ARTICLE VIII.
GENERAL PROVISIONS
     8.1 Plan Amendment, Suspension and/or Termination.
     The Board of Directors may, by resolution, in its absolute discretion, from time to time, amend, suspend or terminate in whole or in part, and if terminated, reinstate any of all of the provisions of this Plan, except that no amendment suspension or termination may apply so as to decrease the payment to any Participant (or Beneficiary) of any benefit under this Plan accrued prior to the effective date of such amendment, suspension or termination. Any such amendment, suspension or terminations shall become effective on such date as shall be specified in such resolution and, except as expressly limited in this Section 8.1, shall include provisions and shall have such effect as the Board of Directors in its absolute discretion, deems desirable. Notwithstanding the foregoing, on or after a Change of Control, any amendment, suspension or termination of the Plan shall not apply to any Participant or Beneficiary in any way in which the Participant or Beneficiary reasonably considers to be personally detrimental if the Participant objects to such application in writing within thirty days after notice of the amendment unless the Participant or Beneficiary theretofore had consented, or thereafter consents, to the amendment in writing.
     Notwithstanding anything herein to the contrary, the Board of Directors may provide that upon the termination of the Plan, all benefits other than the Grandfathered Amounts shall be paid on an accelerated basis in accordance with the rules under Section 409A of the Code.
     8.2 No Material Modification. Notwithstanding the foregoing, no amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purposes of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amount that are “grandfathered” and exempt from the requirements of Code section 409A.

     8.3 Plan Not an Employment Contract. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company or its Affiliates and any Eligible Employee, or consideration for, or an inducement or condition of, the employment of an Eligible Employee. Nothing contained in the Plan shall give any Eligible Employee the right to be retained in the service of the Company or its Affiliates or to interfere with or restrict the right of the Company or its Affiliates, which is hereby expressly reserved, to discharge or retire any Eligible Employee at any time for any reason not prohibited by statute, without the Company or its Affiliates being required to show cause for the termination. Inclusion under the Plan will not give any Eligible Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Eligible Employees, Participants or Beneficiaries. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.
     8.4 Non-alienation of Benefits. Except as provided in this Section and to the extent permitted by law, benefits payable under this Plan shall not, without Committee consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. An unauthorized attempt to charge or otherwise dispose of any right to benefits payable shall be subject to seizure by legal process resulting from any attempt by creditors of or claimants against any Participant (or Beneficiary), or any person claiming under or through the foregoing, to attach his interest under this Plan. The anti-alienation restrictions of this Section shall not apply to “qualified domestic relations order” described in Section 206(d) of ERISA. The Committee shall establish procedures to determine whether domestic relations orders are “qualified domestic relation orders” and to administer distributions under such qualified domestic relation orders. Nothing in this Section shall preclude the Company or its Affiliates from withholding from amounts payable to a Participant or his Beneficiary under this Plan amount the Participant owes the Company or its Affiliates. Following a Change of Control, the Company or its Affiliates shall not be entitled to withhold amounts in the manner described in the preceding sentence.
     8.5 Provisions in the Event of a Change of Control. Notwithstanding anything to the contrary, following a Change of Control, each Senior Executive Group Member entitled prior to a Change of Control to participate in the Plan shall upon termination of employment following a Change of Control have a non-forfeitable right to benefits under the Plan. For purposes of computing such benefits under Article V, each such Senior Executive Group Member shall be credited with five additional years of service. For purposes of computing such Senior Executive Group Member’s age for determining when the payment of the Grandfathered Amounts commence under Section 6.1, each Senior Executive Group Member’s age shall be determined by adding additional years equal to the lesser of (i) five years or (ii) the number of years necessary to bring such Senior Executive Group Member to age 65.
     8.6 Special Payment Situations. The following provisions shall apply to the extent permitted under Code section 409A.
             (a) Missing Participant or Beneficiary. Payment of benefits to the person entitled thereto may be sent by first class mail, address correction requested, to the last known address on file with the Committee. If, within two months from the date of issuance of the payment, the payment letter cannot be delivered to the person entitled thereto or the payment has not been negotiated, the payment shall be treated as forfeited. However, if the person to whom the benefit became payable subsequently appears and identifies himself to the satisfaction of the Committee, the amount forfeited (without earnings thereon) shall be distributed to the person entitled thereto. The right of any person to restoration of a benefit which was forfeited pursuant to this Section shall cease upon termination of the Plan.
             (b) Private Investigators. If the Committee retains a private investigator or other person or service to assist in locating a missing person, all costs incurred for such services shall be charged against the benefit to which the missing person was believed to be entitled and the benefit shall be reduced by the amount of the costs incurred, except as the Committee may otherwise direct.
             (c) Delayed Payment. Payments to Participants or Beneficiaries may be postponed by the Committee until any anticipated taxes, expenses or amounts to be paid under a qualified domestic relations order have been paid in full or until it is determined that such charges will not be imposed. A payment to a Participant or Beneficiary may also be delayed in the event payment might defeat an adverse potential or asserted claim by some other person to the payment. The cost incurred by the Company in dealing with any such adverse claim shall be charged against the benefit to which the claim relates, except as the Committee otherwise directs.
     8.7 Spinoffs. If a Participant ceases to be employed by the Company or its Affiliates because of the disposition by the Company or its Affiliates of its interest in a subsidiary, plant, facility or other business unit or if an entity which employs a Participant ceases to be an Affiliate, such Participant’s employment shall be considered terminated for all Plan purposes. To the extent permitted under Code section 409A, this Section 8.7 shall not apply to the extent it is overridden by any contrary or inconsistent provision in applicable sales documents or any related documents, whether adopted before or after the sale and any such contrary or inconsistent provision shall instead apply and is hereby incorporated in the Plan by this reference.
     8.8 Duty to Provide Data.
             (a) Data Requests. Every person with an interest in the Plan or claiming benefits under the Plan shall furnish the Committee on a timely and accurate basis with such documents, evidence or information as it considers necessary or desirable for the purpose of administering the Plan. The Committee may postpone payment of benefits (without accrual of interest) until such information and such documents have been furnished.
             (b) Addresses. Every person claiming a benefit under this Plan shall give written notice to the Committee of his post office address and each change of post office address. Any communication, statement or notice addressed to such a person at his latest post office address as filed with the Committee will, on deposit in the United States mail with postage prepaid, be as binding upon such person for all purposes of the Plan as if it had been received, whether actually received or not. If a person fails to give notice of his correct address, the Committee, the Company and its Affiliates shall not be obliged to search for, or to ascertain, his whereabouts.

             (c) Failure to Comply. If benefits which are otherwise currently payable cannot be paid to the person entitled to the benefits because the individual has failed to comply with this Section or other Plan provisions relating to claims for benefits, any unpaid past due amount shall be forfeited on the individual’s death or presumed death.
     8.9 Tax Consequences Not Guaranteed. The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Company shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event benefits are cancelled as permitted under Section 8.1, accelerated, or because of change in Plan design or funding; e.g., establishment of a “secular trust.”
     8.10 Tax Withholding. The Company or other payor may withhold from a benefit accrual or payment under this Plan any Federal, state or local taxes required by law to be withheld with respect to such accrual or payment and may withhold such sum as the payor may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such accrual or payment.
     8.11 Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in an acceptable form and manner, that such person is incompetent and a guardian or other person legally vested with the care of his estate has been appointed. If the Committee finds that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of any disability or infirmity and no legal guardian of such person’s estate has been appointed, any payment due may be paid to the spouse, a child, a parent, a sibling, or to any person deemed by the Committee to have incurred expense for such person otherwise to the spouse, a child, a parent, a sibling, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment. Any such payment so made shall be a complete discharge of any liability therefore under the Plan. If a guardian of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, benefit payments shall be made to such guardian, provided proper proof of appointment and continuing qualification is furnished in the form and manner acceptable to the Committee. Any such payment so made shall be a complete discharge of any liability therefore under the Plan.
     8.12 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.
     8.13 Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by ERISA.

     IN WITNESS WHEREOF, Tronox Incorporated has caused this Plan to be duly adopted and executed effective as of March 30, 2006.

TRONOX INCORPORATED

By:	/s/ Mary Mikkelson

MARY MIKKELSON
Senior Vice President and CFO,
Chairman of the Benefits Committee

Attest:

/s/ Roger G. Addison
ROGER G. ADDISON
Vice President, General Counsel
and Secretary

FIRST SUPPLEMENT TO THE
TRONOX INCORPORATED DEFINED
BENEFIT RESTORATION PLAN
EFFECTIVE MARCH 30, 2006
(As it applies to Participants who were Participants in the Kemira, Inc. Supplemental Executive Retirement Plan As of December 31, 2000)
(A)	Applicability of First Supplement
(1)	This First Supplement to the Tronox Incorporated Defined Benefit Restoration Plan (the “First Supplement”) forms a part of the Tronox Incorporated Defined Benefit Restoration Plan as in effect on and after March 30, 2006 (“Plan”). The provisions of this First Supplement shall apply only to those Participants in the Plan who were Participants in the Kemira, Inc. Supplemental Executive Retirement Plan (“Kemira Plan”) as of December 31, 2000 (“Former Kemira Participants”) who became Participants in the Plan effective March 30, 2006 (hereinafter referred to as “First Supplement Participants”).

(2)	There shall be no duplication of benefits provided under the Plan and this First Supplement, and the actuarially equivalent benefits payable under one shall be inclusive of the actuarially equivalent benefits payable under the other unless specifically provided otherwise in the provisions of the Plan or this First Supplement.

(3)	All terms used in this First Supplement shall have the meanings assigned to them in the provisions of the Plan, unless a different meaning is plainly required by the context.
(B)	Benefits Applicable to First Supplement Participants
(1)	The term “Defined Benefit Plan” as applicable for a First Supplement Participant means the Tronox Incorporated Retirement Plan or its successor plan or, prior to January 1, 2001, the Kemira Pigments, Inc. Employees Retirement Plan.

(2)	The Restored Defined Benefit Plan Benefit under the Plan applicable to a First Supplement Participant shall be the amount by which the benefit payable to a Participant from the Defined Benefit Plan is limited by (a) the exclusion of bonuses from the definition of compensation counted for benefits under the Kemira Pigments, Inc. Employees Retirement Plan and (b) benefit and compensation limitations under the Code and any subsequent modifications thereto.

(3)	The Restored Defined Benefit Plan Benefit under the Plan accrued by a First Supplement Participant on or before December 31, 2000, will be paid in a single lump sum regardless of the form of payment of the benefit under the Defined Benefit Plan. The amount of such lump sum will be determined as the actuarial equivalent of such Restored Defined Benefit Plan Benefit. Such actuarial equivalency will be determined in the same manner as and on the same basis as the actuarial assumptions provided in the Defined Benefit Plan. The provisions of Sections 6.1 and 6.2 of the Plan are not applicable to the accrued Restored Defined Benefit Plan Benefit of a First Supplement Participant as of December 31, 2000 (hereinafter referred to as the “Kemira Plan Restored Benefit”).

(4)	That portion, if any, of the Restored Defined Benefit Plan Benefit under the Plan payable to a First Supplement Participant that is in excess of the Participant’s Kemira Plan Restored Benefit will be payable in accordance with Section 6.1 of the Plan.

(5)	The Restored Defined Benefit Plan Benefit for Risto Ojala will be determined as if he were a participant in the Kemira Pigments, Inc. Employees Retirement Plan and accrued a vested retirement benefit under the plan for his period of service with Kemira Pigments, Inc.
(C)	Right to Amend or Terminate First Supplement
          The provisions of Section 8.1 and 8.2 of the Plan with respect to amendment and termination thereof shall apply with equal force to this First Supplement.

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